Exhibit 99.6

Amendment to the

DATAFOX INTELLIGENCE, INC.

2013 EQUITY INCENTIVE Plan

This Amendment (this “Amendment”) to the DataFox Intelligence, Inc. 2013 Equity Incentive Plan (the “Plan”), is effective as of October 31, 2018 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, DataFox Intelligence, Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section 13.3 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, OC Acquisition LLC is entering into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company; and

WHEREAS, in accordance with Section 4.14 of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, conditioned upon the Closing of the Merger (as each term is defined in the Merger Agreement) and effective as of the Effective Date, the Plan is hereby amended as follows:

1.Section 4.4 of the Plan is amended to read as follows:

4.4.Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted and shall not be less than the Fair Market Value per Share on the Option’s date of grant, provided that the Exercise Price of an ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.  Payment for the Shares purchased must be made in accordance with Section 8 hereof.

2.Section 11.1 of the Plan is deleted and a new Section 11.1 is added to read as follows:

11.1.Acquisitions or Other Combinations.

11.1.1In the event of an Acquisition or Other Combination, each outstanding Award, as determined by the Board or Committee in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Acquisition or Other Combination, (iv) cancelled and replaced with a cash retention program of the Company or any successor corporation (or parent thereof), and which preserves the spread existing on the Unvested Shares subject to the Option or other Award at the time of the Acquisition or Other Combination (the excess of the Fair Market Value of those Shares over the aggregate Exercise Price for such Shares) and, subject to subsection 11.1.3 below, provides for subsequent payout of the cash payment (including the spread) in accordance with the same vesting schedule applicable to the Unvested Shares subject to the Awards, but only if such replacement cash program would not result in the treatment of the Award as an item of deferred compensation subject to Section 409A of the Code, or (v) any combination of the foregoing.  Determinations by the Board or Committee under this Section need not be uniform among Participants.  In the event of an Acquisition or Other Combination, the Board or Committee may determine that any outstanding Award that is partially vested and partially unvested at the effective time of the Acquisition or Other Combination shall be treated as two separate Awards, consisting of a vested Award, to the extent such Award is vested, and an unvested Award, to the extent such Award is unvested.

11.1.2To the extent an outstanding Award is not assumed, substituted, continued or replaced in accordance with subsection 11.1.1, the Board or Committee in its discretion shall have the authority to provide that to the extent any Award remains unexercised and outstanding on the effective date of the Acquisition or Other Combination, such Award shall be cancelled and terminate and the Participant shall become entitled to receive, upon consummation of the Acquisition or Other Combination and subject to subsection 11.1.3, a lump sum cash payment in an amount equal to the product of (A) the number of Shares subject to the Award and (B) the excess of (x) the Fair Market Value per Share on the date of the Acquisition or Other Combination over (y) the per share Exercise Price in effect for such Award.  However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Participant, if the Fair Market Value per Share on the date of such Acquisition or Other Combination is less than the per share Exercise Price in effect for such Award.

11.1.3The Board or Committee shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Acquisition or Other Combination shall apply to any cash payment made pursuant to subsection 11.1.1 or subsection 11.1.2 to the same extent and in the same manner as such provisions apply to a holder of a Share.

11.1.4Immediately following the consummation of an Acquisition or Other Combination, (i) all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition or Other Combination, and (ii) no further Awards may be granted under the Plan.

11.1.5In the event of any Acquisition or Other Combination, the Board or Committee in its discretion may determine that all outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition or Other Combination or (ii) are to be terminated and the Shares subject to those terminated rights are to immediately vest in full.

11.1.6Each Award that is assumed in connection with an Acquisition or Other Combination or otherwise continued in effect shall be appropriately adjusted, immediately after such Acquisition or Other Combination, to apply to the number and class of securities into which the Shares subject to that Award would have been converted in consummation of such Acquisition or Other Combination had those shares actually been outstanding at that time.  Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Acquisition or Other Combination, (ii) the Exercise Price payable per Share under each outstanding Award, provided the aggregate Exercise Price payable for such securities shall remain the same, and (iii) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per Share.  To the extent the actual holders of the Company’s outstanding Shares receive cash consideration for their Shares in consummation of the Acquisition or Other Combination, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Awards and subject to the Board’s or Committee’s approval, substitute one or more shares of its own common stock with a Fair Market Value equivalent to the cash consideration paid per Share in such Acquisition or Other Combination.

11.1.7The Board or Committee shall have the discretion, exercisable either at the time an Award is granted or at any time while such an Award remains outstanding, to structure such Award so that (i) all or a portion of the Shares subject to the Award shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the Unvested Shares subject to that Award shall immediately terminate) upon the occurrence of an Acquisition or Other Combination, whether or not such Award is to be assumed in the Acquisition or Other Combination or otherwise continued in effect or (ii) all or a portion of the Shares subject to such Award will automatically vest on an accelerated basis should the Participant’s employment or other relationship with the Company (or successor corporation) terminate by reason of an involuntary termination within a designated period following the effective date of any Acquisition or Other Combination in which the Award is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

11.1.8The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, classify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

3.Section 11.2 of the Plan is amended to add the following to the end thereof:

Notwithstanding anything in the Plan to the contrary (including Section 4.9), except as provided in Section 11.1, neither the Board nor the Committee (or any successor board or committee) shall have the authority to effect the cancellation of any or all outstanding Awards (as may be assumed or continued in full force and effect in connection with an Acquisition or Other Combination) and to grant in substitution thereof new Awards covering the same or different number of Shares but with an Exercise Price or Purchase Price per Share based on the Fair Market Value per Share on the new Award’s grant date, or otherwise directly reduce the Exercise Price or Purchase Price in effect for such outstanding Awards.

4.Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

DATAFOX INTELLIGENCE, INC.
/s/ Bastiaan Janmaat
By
Bastiaan Janmaat
Print Name
CEO
Title
Oct 30, 2018
Date

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